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FOR IMMEDIATE RELEASE

SAFLINK CONTACT:
Glenn Argenbright
Chief Executive Officer
SAFLINK Corporation
425-278-1100
gargenbright@saflink.com

SAFLINK ANNOUNCES NASDAQ DETERMINATION AND RESUMES TRADING

     SAFLINK Corporation announced today that, in a letter dated August 8, 2001, the Company was notified that effective with the open of business on August 9, 2001, the Company's common stock would be delisted from the Nasdaq SmallCap Stock Market. The Nasdaq Listing Qualifications Panel informed the Company that the decision was based upon the Company's failure to meet the minimum bid price and net tangible asset/shareholder equity requirements of the Nasdaq Marketplace Rules. The Company is considering an appeal of this determination.

     The shares, which last traded on May 31, 2001, began trading on August 9, 2001, in the over the counter market under the ticker symbol (ESAF). The stock is presently being quoted on the Pink Sheets inter-dealer quotation service. A market maker has an application pending to quote the security on the OTC Bulletin Board (OTCBB).


SAFLINK Corporation, based in Bellevue, Washington, brings "Forget your Password(TM)" solutions to workstations and enterprise networks through biometrics. The company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available through the company's web site at www.saflink.com.

NOTE: SECURE AUTHENTICATION FACILITY, SAF, and Forget Your Password are trademarks of SAFLINK Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's ability to sell its products, conserve its working capital, raise financing, and support its strategic partners, and to appeal Nasdaq's determination, as well as other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the Securities and Exchange Commission.